Exhibit 15.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

April 15, 2016

GeoPark Limited

Nuestra Señora de los Ángeles 179

Las Condes, Santiago, Chile

Ladies and Gentlemen:

As an independent petroleum consulting firm, we hereby consent to the incorporation by reference to our year-end 2015 third-party letter report dated April 15, 2016, and to our audit letter to Price-Waterhouse & Co. S.R.L. dated March 4, 2016, to be used under certain headings contained in the Annual Report of Geopark Limited on Form 20-F for the year ended December 31, 2015, and specified in our consent letter dated April 15, 2016, to GeoPark Limited, which is referenced in the previously filed Registration Statement on Form S-8 (File No. 333-201016) under “PART II,” “Item 3. Incorporation of Documents by Reference.”

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716